Exhibit 99.1

Outset Medical Secures Up To $300 Million in Debt Financing

San Jose, CA – November 4, 2022 -- Outset Medical, Inc. (Nasdaq: OM)(“Outset”), a medical technology company pioneering a first-of-its-kind technology to reduce the cost and complexity of dialysis, today announced that it has entered into two senior secured credit facilities with investment affiliates managed by SLR Capital Partners, LLC (“SLR”) which collectively provide for borrowings of up to $300 million, comprising up to a $250 million term loan facility and up to a $50 million asset-based revolving credit facility.

“We are pleased to have entered into this non-dilutive debt financing with favorable terms, enabling us to further strengthen our balance sheet,” said Leslie Trigg, Chair and Chief Executive Officer of Outset. “This agreement provides additional support and flexibility as we advance our mission to bring a technology-enabled, patient-centered approach to dialysis both in the acute and home settings.”

The term loan facility includes a committed $200 million that may be increased to $250 million and the asset-based revolving credit facility includes a committed $25 million that may be increased to $50 million, with any increase subject to certain milestones and SLR credit approval. The maturity date of the credit facilities is November 1, 2027. The annual interest rate is equal to one-month term SOFR (subject to a floor of 2.75%), plus (1) 5.15% under the term loan facility and (2) 3.20% under the asset-based revolving credit facility. The term loan facility provides for at least 48 months of interest-only payments at closing, which can be extended to 54 months subject to certain financial milestones. Outset drew $100 million in funding under the term loan facility at closing. An additional $100 million is available to borrow under the credit facilities as of closing. In conjunction with securing these facilities from SLR, Outset retired its existing, cash-secured, debt facility from Silicon Valley Bank.

Armentum Partners served as financial advisor and Cooley LLP served as legal counsel to Outset on the transaction. Additional detail regarding the foregoing financing is set forth in Outset’s Current Report on Form 8-K, filed today with the SEC.

About Outset Medical, Inc.

Outset is a medical technology company pioneering a first-of-its-kind technology to reduce the cost and complexity of dialysis. The Tablo Hemodialysis System, FDA cleared for use from the hospital to the home, represents a significant technological advancement that transforms the dialysis experience for patients and operationally simplifies it for providers. Tablo serves as a single enterprise solution that can be utilized across the continuum of care, allowing dialysis to be delivered anytime, anywhere and by anyone. The integration of water purification and on-demand dialysate production enables Tablo to serve as a dialysis clinic on wheels, with 2-way wireless data transmission and a proprietary data analytics platform powering a new holistic approach to dialysis care. Tablo is a registered trademark of Outset Medical, Inc.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the availability of future borrowings under the credit facilities. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause actual results and other events to differ materially from those expressed or implied in such statements. These risks and uncertainties include risks described in the Risk Factors section of Outset’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Outset disclaims any obligation to update these forward-looking statements.

Contact

Jim Mazzola

Vice President, Investor Relations

jmazzola@outsetmedical.com

Brian Johnston

Gilmartin Group

(332) 895-3222

investors@outsetmedical.com